Exhibit 10.1

HOME FEDERAL BANK

Loan Officer Incentive Plan (LOIP)

Participant: ____________________________

Approved and adopted on September 26, 2022.

HOME FEDERAL BANK

Loan Officer Incentive Plan (LOIP) Description

I. Plan Purpose -- The LOIP is an annual, cash-based variable incentive compensation plan. It is specifically designed to encourage selected Commercial Loan Officers (CLO) to produce results that enable the Bank to reach targeted levels of financial performance for the fiscal year. The LOIP provides participants with an opportunity to earn variable rewards that are contingent on (i) the net interest income (interest income less interest expense) produced from the CLO’s identified loan portfolios; and (ii) the net income (interest income plus 1st year fee income, less interest expense) from the CLO’s new loans originated during the performance period (loan growth).

The President and CEO will use the LOIP as a part of his overall management strategy to provide direction and encouragement to participants. The LOIP will help control the escalation in fixed compensation costs and provide participants with an opportunity to enhance their overall level of compensation. This should better enable the Bank to attract, motivate and retain the kinds of Loan Officers needed to ensure financial success. It should also create incremental shareholder value through the generation of enhanced earnings.

The LOIP is administered by the Compensation Committee of the Board of Directors. Under normal circumstances the plan remains in effect for the current performance period, the fiscal year. However, the Compensation Committee may discontinue or modify the plan, in its sole discretion, at any time during the performance period, provided that the amount of any award for such partial fiscal year shall be calculated based upon the performance and other factors described herein through the end of the month immediately preceding the date of such discontinuation or modification, with such pro-rated award to be paid if the participating CLO or Commercial Sales Manager (CSM) is still employed and in good standing at the time of such discontinuation or modification.

II. Performance Period – This is a 12-month plan that is linked with portfolio performance and production targets established for the fiscal year. However, management may pay estimated awards, as deemed appropriate by the Compensation Committee, at intervals more frequent than annually. Each year the LOIP is reviewed and modified to ensure it is consistent with the financial measures in the annual business plan. Any financial measures that are related to lending performance in the LOIP are reviewed each year and adjusted to coincide with changes in participants, their compensation, and the LOIP formula.

III. Plan Participants – The LOIP is intended for certain eligible Commercial Loan Officers. The President and CEO will review the CLO’s at the beginning of each fiscal year and select those eligible to participate in the LOIP. Recommended participants and their participation levels are presented to the Compensation Committee for approval. The list of participating CLO’s will be maintained in the records of the Compensation Committee. Participants who join the Bank during the targeted year may have special arrangements during the time they are developing their portfolios.

IV. Participation Levels – The LOIP will have three participation levels, two based on size of each CLO’s book of business (BOB) and one for the CSM. BOB is defined as loans plus deposits assigned to a CLO. A minimum BOB equal to $10 million is needed for eligibility to participate in LOIP. Level I participants are those CLO’s with BOB equal to or greater than $10 million but less than $50 million. Level II participants are those CLO’s with BOB equal to or greater than $50 million. The CSM, having responsibility for the overall Commercial division, will participate based on the combined portfolios of the CLO’s participating in the LOIP.

Level I Participants will receive 2.00% of the net interest income (interest income less interest expense) from loans identified as having been originated by the particular CLO prior to the beginning of the fiscal year. Participants also receive 15.00% of the net income (interest income plus 1st year fee income and YTD commercial deposit fee income, less interest expense) from the CLO’s loans originated during the performance period (loan growth).

Level II Participants will receive 3.00% of the net interest income (interest income less interest expense) from loans identified as having been originated by the particular CLO prior to the beginning of the fiscal year. Participants also receive 10.00% of the net income (interest income plus 1st year fee income and YTD commercial deposit fee income, less interest expense) from the CLO’s loans originated during the performance period (loan growth).

The CSM will receive 1.00% of the net interest income (interest income less interest expense) from loans identified as having been originated by all CLO’s including the CSM participating in the LOIP prior to the beginning of the fiscal year, which shall not exceed 50% of the CSM’s base salary at the time of award. The CSM will also receive 5.00% of the net income (interest income plus 1st year fee income and YTD commercial deposit fee income, less interest expense) from loans originated by all CLO’s including the CSM participating in the LOIP during the performance period (loan growth).

Support staff participation will be determined by the CSM with each team member eligible for up to a 10% bonus based on most recent performance appraisal and division performance. Support staff bonuses will be deducted from the CLO & CSM incentive payments on a pro-rata basis of the total amounts earned for the period. A pay matrix is attached in Appendix C.

The President and CEO will review the participation levels and percentages at the beginning of each fiscal year and recommend any needed modifications to the Compensation Committee for all plan participants.

V. Plan Formula – Fiscal year performance is calculated for each participating CLO to ensure an accurate determination of portfolio performance. A portfolio rating is calculated based on the BOB performance as shown on attached Appendix A. Sample calculations for a Level I and II participant with a portfolio rating of 100% are provided on attached Appendix B.

Cumulative interest income from loans existing at the beginning of the performance period is calculated. Interest expense, equal to loan volume times the most recently available average cost of funds for the Bank, is deducted from interest income to determine loan officer contribution. Loan officer contribution is multiplied by the portfolio rating to calculate the income base. The income base is multiplied by the appropriate factor based on participation level to determine the incentive award from existing loans.

Cumulative interest income from growth in loans during the performance period is calculated. Interest expense, equal to the growth in loans times the most recently available average cost of funds for the Bank, is deducted from interest income to determine net interest income. 1 st year fee income from loan originations plus YTD commercial deposit fee income is also added to determine loan officer contribution. Loan officer contribution is multiplied by the portfolio rating to calculate the income base. The income base is multiplied by the appropriate factor based on participation level to determine the incentive award from growth in Loans. A decline in a participant’s loan portfolio will result in a negative impact to cumulative interest income for the performance period. This will, in effect, lower the incentive payment allocated for existing loans.

The incentive awards from existing loans and loan growth are added to determine the total award payment for the performance period.

VI. Book of Business Performance – BOB performance is used to calculate the portfolio rating to help ensure that asset quality, BOB growth, and other performance targets are met. BOB quality guidelines are established by the President and CEO with input from the Senior Credit Officer. There will be five performance measures: 1) Classified Loans - loans that are downgraded to “Special Mention” or lower during the performance period, regardless if loan is subsequently upgraded prior to the end of performance period. 2) Past Due Loans – loans that are past due 30 or more days at quarter end during performance period regardless if loan subsequently becomes current. 3) Net Losses – losses sustained due to charged off loans, deposit accounts, & fraud measured as a percentage of total loans assigned to CLO. 4) Deposit Growth – growth in deposit account balances as of the end of performance period measured as a percentage of target $ growth. 5) Loan Growth – growth in loan portfolio as of the end of the performance period measured as a percentage of target $ growth. Target $ growth will be assigned to each CLO based on growth expectations for the Bank. A sample calculation is provided on attached Appendix A.

For the CSM to attain BOB rating of 110%, all CLO direct reports must attain a minimum BOB rating of 100%.

VII. Plan Communications -- Following approval of the LOIP by the Compensation Committee, the President and CEO will ensure that all participants are notified of their participation, target awards, the plan formula, how incentive awards are calculated and what they may do to positively influence the size of their awards. During the performance period the President and CEO will ensure that all participants are provided with periodic updates on the status of the LOIP. This enables participants to project the formula awards for which they are potentially eligible.

VIII. Award Determination – Awards are calculated and deemed “earned” on a fiscal year annual basis. However, management may pay estimated awards, as deemed appropriate by the Compensation Committee, at intervals more frequent than annually. These estimated awards are considered prepayments of the annual award and subject to claw-back if the amount of the prepayment exceeds the amount of the award actually earned for the fiscal year or if the participant is no longer in good standing during the fiscal year.

IX. Award Payments -- As soon as practicable following the end of each fiscal year, the Compensation Committee shall determine the amount of the award earned by each participant in the LOIP during such fiscal year, with the amount of the earned award (minus any prepayments under Section VIII above) to be paid in the Bank’s first regular payroll cycle that commences after the approval of the awards by the Compensation Committee. In order to receive an award for the fiscal year, the participant must be in good standing throughout the fiscal year (written or verbal warning during the performance period will result in the participant forfeiting any right to an award under the LOIP). The payments can be made by separate check or included in regular pay, but will be specifically designated as incentive awards and taxed accordingly.

X. Effect of Termination of Employment or Leave of Absence -- If a participant’s employment is voluntarily or involuntarily terminated during the fiscal year at a time when the participant is in good standing (written or verbal warning during the performance period will result in the participant forfeiting any right to an award under the LOIP), then the participant’s award for such partial fiscal year shall be calculated based upon the performance and other factors described herein through the end of the month immediately preceding the date of such termination of employment (except that the first three performance measures under Section VI shall be based on the entire fiscal year), with such pro-rated award (minus any prepayments under Section VIII above) to be paid when the actual earned awards are paid following completion of the fiscal year as described in Section IX above.

If a participant is on medical leave or other leave of absence during the fiscal year, then the participant’s award for the fiscal year shall be calculated based upon the performance and other factors described herein for only the full months of the fiscal 5 year that the participant is not on a leave of absence (except that the first three performance measures under Section VI shall be based on the entire fiscal year), with such pro-rated award (minus any prepayments under Section VIII above) to be paid when the actual earned awards are paid following completion of the fiscal year as described in Section IX above.

XI. LOIP Review -- As soon as practicable following the end of each fiscal year, the President and CEO, with input from the CFO, will review the LOIP and determine whether modifications should be proposed for the new plan year commencing on July 1. Any modifications are subject to review and approval by the Compensation Committee. The President and CEO will ensure that all participants are informed about any changes in the plan as soon as practical following approval and adoption of the new plan.

XI, President and CEO and Compensation Committee Discretion – The guidelines for the LOIP build structure into the incentive compensation determination process. Along with the guidelines, a certain amount of common sense and discretion are frequently needed. The President and CEO has the discretion to recommend certain awards to the Compensation Committee, should they be warranted. Similarly, members of the Compensation Committee may recommend certain discretionary awards. This is in keeping with good compensation management practices.

XII. Understanding and Acceptance – By signing the Loan Officer Incentive Plan, participant hereby understands and agrees to all terms and conditions contained in the LOIP.

Target Loan Growth:	Target Deposit Growth:

Acknowledgement:

Manager:	Participant:

Date: __________________________

Appendix A

Appendix B

Home Federal Bank

Annualized Loan Officer Incentive Template - Level I

Performance Factors	Beginning Fiscal Year	Net Growth Fiscal Year	Totals for Fiscal Year
Volume	$0	$2,000,000	
Average Loan Volume	$20,000,000	$1,000,000	$21,000,000
Average Yield on Earning Assets	4.65%	4.50%	
Interest Income	$930,000	$45,000	$975,000
Plus 1st Year Fee Income	$0	$25,000	$25,000
Equals Total Annual Portfolio Income	$930,000	$70,000	$1,000,000
Average Cost of Funds	0.75%	0.75%	
Less Interest Expense	$150,000	$7,500	$157,500
Equals Loan Officer Contribution	$780,000	$62,500	$842,500
Times Portfolio Rating	100%	100%	
Equals Income Base	$780,000	$62,500	$842,500
% of Income Base as Incentive	2.00%	15.00%	
$ Formula Award	$15,600	$9,375	$24,975
Annual Salary	$85,000	$85,000	$85,000
Incentive Award % of Salary			29.38%

Appendix B Cont.

Home Federal Bank

Annualized Loan Officer Incentive Template - Level II

Performance Factors	Beginning Fiscal Year	Net Growth Fiscal Year	Totals for Fiscal Year
Volume	$0	$4,000,000	
Average Loan Volume	$40,000,000	$2,000,000	$42,000,000
Average Yield on Earning Assets	4.65%	4.50%	
Interest Income	$1,860,000	$90,000	$1,950,000
Plus 1st Year Fee Income	$0	$50,000	$50,000
Equals Total Annual Portfolio Income	$1,860,000	$140,000	$2,000,000
Average Cost of Funds	0.75%	0.75%	
Less Interest Expense	$300,000	$15,000	$315,000
Equals Loan Officer Contribution	$1,560,000	$125,000	$1,685,000
Times Portfolio Rating	100%	100%	
Equals Income Base	$1,560,000	$125,000	$1,685,000
% of Income Base as Incentive	3.00%	10.00%	
$ Formula Award	$46,800	$12,500	$59,300
Annual Salary	$100,000	$100,000	$100,000
Incentive Award % of Salary			59.30%

Appendix C